UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC 20549

                            SCHEDULE 13G
            Under the Securities and Exchange Act of 1934
                         (Amendment No.)

                      Sundance Energy Inc.
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                         (Name of Issuer)

                           Common Stock
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                  (Title of Class of Securities)

                             86725N102
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                          (CUSIP Number)

                         December 31, 2019
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    (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]     Rule 13d-1 (b)
          [ ]     Rule 13d-1 (c)
          [ ]     Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)


CUSIP NO. 86725N102   13G


1     Name of Reporting Person:
      Advisory Research, Inc.

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2     Check the Appropriate Box if a Member of a Group    (a)  [ ]
      			                                  (b)  [ ]

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3     SEC Use Only

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4     Citizenship or Place of Organization
      Delaware

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   Number of
                   5     Sole Voting Power
    Shares               432,217 Shares
                   -----------------------------------------------
 Beneficially
                   6     Shared Voting Power
   Owned By              0 Shares
                   -----------------------------------------------
     Each
                   7     Sole Dispositive Power
   Reporting             432,217 Shares
                   -----------------------------------------------
    Person
                   8     Shared Dispositive Power
     With                0 Shares
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9     Aggregate Amount Beneficially Owned by Each Reporting Person
      432,217 Shares

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10    Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares  [ ]

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11    Percent of Class Represented by Amount in Row (9)
      6.3%

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12    Type of Reporting Person
      IA

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Item 1     (a)  Name of Issuer:
	        Sundance Energy Inc.

	   (b)  Name of Issuer's Principal Executive Offices:
                1050 17th Street, Suite 700
                Denver, CO 80265

Item 2     (a)  Person Filing:
		Advisory Research, Inc.

	   (b)  Address:
		Advisory Research, Inc.
		180 N. Stetson Ave., Suite 5500
                Chicago, IL 60601

           (c)  Citizenship:
		Advisory Research, Inc is a Delaware Corporation

           (d)  Title of Class of Securities:
		Common Stock

           (e)  CUSIP Number:
		86725N102


Item 3     If this statement is filed pursuant to sections
           240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

           (i) Advisory Research, Inc. is an investment advisor in accordance with section 240.13d-1(b)(1)(ii)(E)


Item 4     Ownership

           (a)  Amount Beneficially Owned:
                (i) Advisory Research, Inc.:    432,217 Shares

           (b)  Percent of Class:
		(i) Advisory Research, Inc:     6.3%

           (c)  Number of shares as to which reporting person has:
		(i)    Sole Voting Power            432,217 Shares
                (ii)   Shared Voting Power          0 Shares
                (iii)  Sole Dispositive Power       432,217 Shares
                (iv)   Shared Dispositive Power     0 Shares



Item 5     Ownership of Five Percent or Less of a Class:
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]


Item 6     Ownership of More than Five Percent on Behalf of Another
	   Person:

	   Not Applicable


Item 7     Identification and Classification of the Subsidiary
           Which Acquired the Security being Reported on by the Parent Holding Company:

	   Not Applicable


Item 8 Identification and Classification if Members of the Group:

	   Not Applicable

Item 9     Notice of Dissolution of Group:

	   Not Applicable


Item 10    Certification

   	   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.


	   In accordance with Rule 13d-4 of the Securities Exchange
	   Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.


				SIGNATURE

	   The undersigned certify, after reasonable inquiry and to the best knowledge and belief of the undersigned, that the information set forth in this Statement is true, complete and correct. The undersigned agree to the filing of this single Statement on Schedule 13G.


		           Advisory Research, Inc.

Date:  February 13, 2020   By:  /s/ Matthew K. Swaim
                           Name: Matthew K. Swaim
                           Title: Chief Executive Officer